Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4, as amended, of Mifflinburg Bancorp, Inc. of our report dated April 10, 2024, except for Notes 9 and 17, as to which the date is January 8, 2025, related to the consolidated financial statements of Northumberland Bancorp. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Washington, DC

February 18, 2025